AngloGold Ashanti - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 1 Consent of Qualified Person I, Mr. V.A. Chamberlain, Chairman of the Mineral Resource and Mineral Reserve Steering Committee, in connection with the Technical Report Summaries for each respective mining property of AngloGold Ashanti Limited (“AngloGold Ashanti”), each dated 31 December 2021 (the “Technical Report Summaries”) as required by Item 601(b)(96) of Regulation S-K and filed as exhibits to AngloGold Ashanti’s annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summaries as exhibits to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summaries; • any extracts from, or summary of, the Technical Report Summaries in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summaries, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for overseeing, and this consent pertains to, the Technical Report Summaries. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summaries for which I am responsible. Date: 30 March 2022 Mr. Vaughan Chamberlain /s/ Vaughan Chamberlain